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                                                                      Exhibit 23

                   Consent of Independent Public Accountants


     As independent public accountants, we hereby consent to the use of our reports dated February 26, 2001, except with respect to the matters discussed in Note 14, as to which is dated October 18, 2001 in Thermo Electron Corporation's Current Report on Form 8-K dated November 2, 2001.


/s/ Arthur Andersen LLP



Boston, Massachusetts
October 30, 2001